Exhibit 5.1

May 9, 2016

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

c/o Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Ladies and Gentlemen:

We have acted as counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Partnership, the “Issuers”), the subsidiaries of the Partnership listed on Schedule I (the “Delaware Guarantors”) and Rendezvous Pipeline Company, LLC, a Colorado limited liability company and subsidiary of the Partnership (the “Colorado Guarantor” and, together with the Delaware Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) the issuance by the Issuers of $250,000,000 aggregate principal amount of Senior Notes due 2021 (the “2021 Notes”) and (ii) the issuance by the Issuers of $350,000,000 aggregate principal amount of Senior Notes due 2024 (the “2024 Notes” and, together with the 2021 Notes, the “Notes”) and the issuance by the Guarantors of guarantees with respect to the Notes (the “Guarantees”). The 2021 Notes represent an additional issuance of 6.125% senior notes due 2021 of the Issuers initially issued in an aggregate principal amount of $550,000,000 on August 1, 2013. The 2021 Notes will be issued under an indenture, dated as August 1, 2013 (the “2021 Base Indenture”), among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental

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indenture (the “2021 Supplemental Indenture” and, together with the 2021 Base Indenture, the “2021 Indenture”), among the Issuers, the Guarantors and the Trustee. The 2024 Notes will be issued under a new indenture (the “2024 Indenture” and, together with the 2021 Indenture, the “Indentures”), among the Issuers, the Guarantors and the Trustee.

We have examined the Registration Statement, the 2021 Base Indenture, the form of the 2024 Indenture (including the Guarantees set forth therein) and the corresponding forms of the Notes, each of which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of the Notes, the Indentures will be valid and legally binding obligations of the Trustee.

We have assumed further that at the time of execution, authentication, issuance and delivery of the Notes and the Guarantees, the Indentures will have been duly authorized, executed and delivered by each of the Issuers and the Delaware Guarantors. In addition, we have assumed that at the time of execution, authentication, issuance and delivery of the Guarantees,

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(a) the Colorado Guarantor will be validly existing and in good standing under the law of the State of Colorado, (b) the Indentures will have been duly authorized, executed and delivered by the Colorado Guarantor in accordance with its organizational documents and the law of the State of Colorado and (c) the authorization, execution, delivery and performance by the Colorado Guarantor of the Indentures and the Guarantees, as applicable, will not violate its organizational documents or the law of the State of Colorado or any other applicable jurisdiction (except that no such assumption is made with respect to the federal law of the United States or the law of the State of New York).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming (a) the taking of all necessary corporate or limited partnership action to approve the issuance and terms of the Notes, the terms of the offering thereof and related matters by the Board of Directors or General Partner, as applicable, of each of the Issuers, a duly constituted and acting committee of such Board of Directors or duly authorized officers of each of the Issuers (such Board of Directors, General Partner, committee or authorized officers being referred to as the “Board” for the purposes of this paragraph (1)) and (b) the due execution, authentication, issuance and delivery of the Notes, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indentures and such agreement, the Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. Assuming (a) the taking of all necessary corporate, limited partnership or limited liability company action, as applicable, to approve the issuance and terms of the Guarantees and related matters by the Board of Directors, General Partner or Managing Member, as applicable, of each Guarantor, a duly constituted and acting committee of such Board of Directors or duly authorized officers of each Guarantor (such Board of Directors, General Partner, Managing Member, committee or authorized officers being hereinafter referred to as the “Board” for the purposes of this paragraph (2)), (b) the due execution, authentication, issuance and delivery of the Notes underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indentures and such agreement and (c) the due issuance of the Guarantees, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

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Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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Schedule I

SUBSIDIARY	STATE OF FORMATION

Green River Processing, LLC	Delaware

QEP Field Services, LLC	Delaware

QEP Midstream Partners GP, LLC	Delaware

QEP Midstream Partners Operating, LLC	Delaware

QEP Midstream Partners, LP	Delaware

QEPM Gathering I, LLC	Delaware

Tesoro Alaska Pipeline Company LLC	Delaware

Tesoro High Plains Pipeline Company LLC	Delaware

Tesoro Logistics Northwest Pipeline LLC	Delaware

Tesoro Logistics Operations LLC	Delaware

Tesoro Logistics Pipelines LLC	Delaware

Tesoro SoCal Pipeline Company LLC	Delaware